Exhibit 3.1

ARTICLES OF AMENDMENT

TO

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

SCBT FINANCIAL CORPORATION

In accordance with Section 33-10-106 of the South Carolina Business Corporation Act of 1988 (the “Code”), SCBT FINANCIAL CORPORATION (the “Corporation”), a corporation duly organized and existing under and by virtue of the Code, DOES HEREBY CERTIFY:

1. The name of the Corporation is: SCBT Financial Corporation.

2. Date of Incorporation: February 22, 1985.

3. Agent’s Name and Address: Robert R. Hill, Jr., 520 Gervais Street, Columbia, SC 29201.

4. On July 24, 2013, the Corporation’s shareholders approved an amendment to the Corporation’s Amended and Restated Articles of Incorporation to delete the first paragraph of the Articles of Incorporation in its entirety and replace it with the following:

FIRST: The name of the corporation is First Financial Holdings, Inc.

5. N/A.

6. As of the date of adoption of the Amendment, the number of outstanding shares of each voting group entitled to vote separately on the Amendment, and the vote of such shares was:

Voting Group	Number of Outstanding Shares	Number of Votes Entitled to be Cast	Number of Votes Represented at the meeting	Number of Undisputed Shares Voted For / Against
Common Stock, par value $2.50 per share	17,032,061	17,032,061	12,933,624	12,505,796 / 357,349

7. The effective date of these Articles of Amendment shall be July 26, 2013 in accordance with the provisions of Section 33-1-230 of the Code.

IN WITNESS WHEREOF, the undersigned, being duly authorized thereto, does hereby affirm, under penalties of perjury, that this certificate is the act and deed of the Corporation and that the facts herein stated are true, and accordingly has hereunto set his hand this as of the 26th day of July, 2013.

SCBT FINANCIAL CORPORATION

By:	/s/ Robert R. Hill, Jr.
Name:	Robert R. Hill, Jr.
Title:	President & Chief Executive Office